Exhibit 99.1

Vanda Pharmaceuticals Appoints Stephen Ray Mitchell to Board of Directors

WASHINGTON, February 19, 2020 /PRNewswire/ — Vanda Pharmaceuticals Inc. (Vanda) (Nasdaq: VNDA) announces the appointment of Stephen Ray Mitchell, M.D. to its Board of Directors.

“Ray is a highly respected leader in academic medicine and globally recognized expert in Pediatrics,” said Mihael H. Polymeropoulos, M.D., President and Chief Executive Officer of Vanda. “He brings a wealth of operational and clinical expertise, and a strong governance background. His diverse experiences across the clinical landscape will assist us in the advancement of our pipeline and product development.”

Dr. Mitchell currently serves as the Joseph Butenas Professor and Dean for Medical Education at Georgetown University School of Medicine, a position he has held since August 2002. Prior to that, Dr. Mitchell served as Associate Dean for Clinical Curriculum at Georgetown University School of Medicine from 1998 to 2000 and as Senior Associate Dean for Academic Affairs from 2000 until 2002.

“Ray is a gifted medical leader and will bring critical scientific insights to the Board, which will be beneficial as we work towards the commercialization of new therapies,” said H. Thomas Watkins, Chairman of the Board of Directors. “We are looking forward to leveraging his notable background to achieve our business objectives.”

Previously, Dr. Mitchell served as Program Director for Internal Medicine at Georgetown University School of Medicine from 1992 until 1997, and as Founding Program Director Med-Peds at Georgetown from 1995 until 1999. He served as a member of the Liaison Committee for Medical Education (LCME), the national accrediting body for Medical Schools in the United States and Canada, between 2013 and 2019. Since 2018, he has held the role of Chair of the LCME, where he chaired the Standards subcommittee, and now serves as a member of the Governing Council of that body.

Dr. Mitchell is a veteran of the United States Air Force, and has served as author and invited external reviewer on Studies by the Institute of Medicine on Chronic Multi-symptoms illness in Gulf War veterans. He has been inducted into the Magis Society at Georgetown, the Hall of Fame for Teachers, after 20 years on faculty. In 2011, the University of North Carolina School of Medicine awarded Dr. Mitchell the Distinguished Alumni Award. In 2019, he was inducted as Fellow of the Royal College of Physicians of London.

Dr. Mitchell received his B.A. in Psychology and his M.D. from the University of North Carolina at Chapel Hill, and completed his residency and chief residency in Medicine and Pediatrics at North Carolina Memorial Hospital. He completed his Rheumatology subspecialty training at the School of Medicine at Georgetown University and his Global Executive M.B.A. at The McDonough School of Business at Georgetown University.

Dr. Mitchell joined Vanda’s Board of Directors, on February 14th, filling the vacancy created by the departure of Michael F. Cola.

About Vanda Pharmaceuticals Inc.

Vanda is a global biopharmaceutical company focused on the development and commercialization of innovative therapies to address high unmet medical needs and improve the lives of patients. For more on Vanda Pharmaceuticals Inc., please visit www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Various statements in this release, including, without limitation, statements regarding Dr. Mitchell’s ability to assist Vanda in advancing its pipeline and product development and achieving its business objectives, are “forward-looking statements” under the securities laws. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others, Vanda’s assumptions regarding its ability to complete the clinical development and obtain regulatory approval for the products in its pipeline and other factors that are set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2018 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2019, which are on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in those sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2019, to be filed with the SEC in the first quarter of 2020. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Contact:

AJ Jones II

Chief Corporate Affairs and Communications Officer

Vanda Pharmaceuticals Inc.

202-734-3400

pr@vandapharma.com